Exhibit 10.7
Summary of the Oral Agreements between
China Medstar Pte. Ltd. and Dr. Zheng Cheng
From December 31, 2004 to December 31, 2007, Dr. Zheng Cheng agreed to provide to China Medstar Limited, the predecessor entity of China Medstar Pte. Ltd., loans in the aggregate amount of 264,094.6 Singapore Dollars. The loans were agreed to be used for the payment of certain fees incurred in relation to the initial public offering of China Medstar Limited on the Alternative Investment Market of the London Stock Exchange. The loans were unsecured, interest free and repayable on demand.